UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2012

ARMSTRONG WORLD INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-2116	23-0366390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Columbia Avenue P.O. Box 3001, Lancaster, Pennsylvania 17603

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (717) 397-0611

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

As previously reported (a) on November 23, 2010 in a Current Report on Form 8-K, on November 23, 2010, Armstrong World Industries, Inc. (the “Company”) entered into an amended and restated credit agreement (the “Original Amended and Restated Credit Agreement”) among the Company, the other borrower and guarantors named therein, Bank of America, N.A., as administrative agent and collateral agent, the other lenders party thereto, JPMorgan Chase Bank, N.A., as syndication agent, Barclays Bank PLC, as documentation agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, Inc. and Barclays Capital, the investment banking division of Barclays Bank, PLC, as co-lead arrangers and joint book managers, and (b) on March 11, 2011 in a Current Report on Form 8-K, on March 10, 2011, the Company entered into Amendment No. 1 (“Amendment No. 1”) to the Original Amended and Restated Credit Agreement (as amended by Amendment No. 1, the “Existing Amended and Restated Credit Agreement”). The Existing Amended and Restated Credit Agreement provides the Company with a $250 million revolving credit facility, with sublimits for letters of credit and swing-line loans, and provided a $250 million term loan A and a $550 million term loan B (“Term Loan B”).

On March 22, 2012, the Company entered into Amendment No. 2 (“Amendment No. 2”) to the Existing Amended and Restated Credit Agreement pursuant to which a $250 million add-on term loan to the Term Loan B (“Add-On Term Loan B”) was disbursed by certain lenders to the Company and certain other amendments were effected. The Add-On Term Loan B was issued with an original issue discount of one percent (1.00%) of the principal amount of the Add-On Term Loan B such that the proceeds of the Add-On Term Loan B were advanced net of the original issue discount. When made, the Add-On Term Loan B became part of, and indistinguishable from, the Term Loan B, except that the Add-On Term Loan B will not share in or receive a share of the scheduled principal amortization payment due March 31, 2012. The proceeds of the Add-On Term Loan B will be used to partially fund a special cash dividend described in Item 8.01 below.

Certain of the other amendments that were effected with respect to the Existing Amended and Restated Credit Agreement include:

•	The restricted payments covenant was amended to permit a special dividend of up to $525 million, in order to permit the dividend described in Item 8.01 below.

•

The uncommitted accordion feature that allows the Company to request the existing lenders or third party financial institutions to provide additional capacity in the form of increased revolving credit commitments, incremental term loans, other revolving credit commitments or a new term loan or loans, was retained, and increased to permit such new commitments or loans in an amount not to exceed the greater of $400 million or up to a consolidated net secured leverage ratio of 2.50 to 1.00, from an amount not to exceed the greater of $300 million or up to a consolidated net secured leverage ratio of 2.50 to 1.00; and

•

The requirement that the Company prepay outstanding loans with 50% of the Company’s excess cash flow for each fiscal year commencing with the fiscal year ending December 31, 2011, subject to reduction based on the Company’s leverage ratio, was amended to commence with the fiscal year ending December 31, 2013 instead of the fiscal year ending December 31, 2011.

If the Company makes a voluntary prepayment of Term Loan B within six months of March 22, 2012 in connection with any new or additional term loans that have an effective interest rate margin or weighted average yield that is less than the applicable rate for, or weighted average yield of, Term Loan B, the Company must pay a prepayment premium in an amount equal to one percent (1.0%) of the principal amount repaid.

The description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2, which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Section 2 — Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Section 7 — Regulation FD

Item 7.01 Regulation FD Disclosure.

On March 23, 2012, the Company issued a press release announcing that its Board of Directors had declared the special cash dividend described in Item 8.01 below. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished herewith and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Section 8 — Other Events

Item 8.01 Other Events.

On March 23, 2012, the Company’s Board of Directors declared a special cash dividend of $8.55 per share. The special dividend will be paid on April 10, 2012 to shareholders of record as of April 3, 2012. The ex-dividend date will be March 30, 2012. The special dividend will be funded in part by surplus cash on the Company’s balance sheet, and in part from the proceeds of the $250 million Add-On Term Loan B described in Item 1.01 above.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 2, dated as of March 22, 2012, of the Credit Agreement by and among Armstrong World Industries, Inc., and Armstrong Wood Products, Inc., as borrowers, the guarantors identified therein, and Bank of America, N.A., as administrative agent for and on behalf of the lenders party thereto.

99.1	Press Release of Armstrong World Industries, Inc. dated March 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Thomas B. Mangas
Thomas B. Mangas Senior Vice President and Chief Financial Officer

Date: March 23, 2012

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